Exhibit 99.1

Contacts:

Gen-Probe Incorporated	DiagnoCure Inc.
Michael Watts	Thom Skinner
Sr. director, investor relations and	Chief Financial Officer
corporate communications	418-527-6100
858-410-8673
For Immediate Release
Gen-Probe, DiagnoCure Provide Updates on
PCA3 Prostate Cancer Collaboration and Development Programs
— Companies Amend and Expand Collaboration Agreement —
— Promising Data on Investigational Assay Presented at AUA Meeting —
SAN DIEGO, CA, and QUEBEC CITY, CANADA, May 30, 2006 — Gen-Probe Incorporated (NASDAQ: GPRO) and DiagnoCure Inc. (TSX: CUR) provided three updates today on the companies’ collaboration and development programs around the innovative, highly specific PCA3 prostate cancer marker.
First, the companies have amended and expanded the terms of their license and collaboration agreement. In order to explore new market opportunities for PCA3, Gen-Probe has granted DiagnoCure exclusive rights to develop in vivo products, and co-exclusive rights to develop fluorescence in situ hybridization (FISH) products, using the PCA3 gene. DiagnoCure will pay Gen-Probe royalties on any commercial sales of such products. In addition, the companies have agreed to a new timeline for Gen-Probe to submit a Premarket Approval Application for a PCA3 in vitro diagnostic product to the U.S. Food and Drug Administration. DiagnoCure also will enter into a funded collaboration with Gen-Probe to evaluate the diagnostic utility of certain genetic markers for lung and/or kidney cancer over the next 12 months. Gen-Probe acquired a portfolio of biomarkers for these cancers from Corixa in early 2005. And finally, the companies have agreed to form a joint subcommittee that will play an advisory role related to marketing and clinical trials activities.
Second, four posters related to PCA3 were presented last week at the annual meeting of the American Urological Association (AUA) in Atlanta. This meeting is the largest urological conference in the world, with more than 10,000 international physicians and scientists attending. One study, AUA abstract No. 538, demonstrated that the PCA3 assay had a specificity of 74% in 225 patients with elevated serum PSA levels who previously had a negative biopsy. In comparison, PSA had a specificity of 17% in the study. Another study, AUA abstract No. 540, demonstrated that in 491 patients higher PCA3 scores correlated with higher probabilities of a positive biopsy. Unlike PSA, however, higher PCA3 scores did not correlate in the study with the size of the prostate gland, thereby reducing the potential for false positive results.
Third, two laboratories in the United States have independently validated Gen-Probe’s analyte specific reagents (ASRs) for PCA3 and have recently announced the commercial availability of tests for the marker. The two laboratories are Ameripath, in conjunction with the Molecular Profiling Institute, and Bostwick Laboratories. In addition, PCA3 clinical studies are underway in Europe and the companies remain on track to introduce a CE-marked product around year-end. In preparation for the European launch, Gen-Probe presented investigational data on its PCA3 product at a symposium held in April at the annual meeting of the European Association of Urology in Paris.

“We are pleased with the progress we and DiagnoCure have made in our PCA3 development program, including commercializing an ASR in the United States and preparing to launch a CE-marked product in Europe by year-end,” said Larry Mimms, Ph.D., Gen-Probe executive vice president for research and development. “We’re also excited about PCA3’s future potential, as well as the opportunities we’re currently studying to provide enhanced clinical utility in combination with our new prostate cancer markers, including the translocations recently licensed from the University of Michigan.”
“We have always believed that Gen-Probe is the optimal partner to bring the DiagnoCure PCA3 gene technology to its full potential and we are pleased to confirm and strengthen our strategic relationship with them,” said Pierre Désy, president and chief executive officer of DiagnoCure. “Gen-Probe’s leadership in nucleic acid testing, their proprietary technology platform, and their strong desire to be the leader in gene-based testing in oncology are the fundamentals that, working together, will realize and optimize all the potential of the PCA3 marker.”
Initial pre-clinical research has shown that the PCA3 gene is over-expressed only in cancerous prostate tissue. Gen-Probe’s prototype PCA3 urine test may, therefore, prove superior to prostate specific antigen (PSA) testing in certain clinical situations. Because PSA is produced by both malignant and non-malignant tissue, PSA tests tend to produce many “false positive” results that cannot be confirmed by biopsy.
The PCA3 gene was initially discovered and characterized by a joint team from the University of Nijmegen in The Netherlands and Johns Hopkins University in Baltimore. US patent No. 7,008,765 was issued on the technology on March 7, 2006. The first European Patent, No. 1222266, on the messenger RNAs of the PCA3 gene was issued on March 29, 2006. DiagnoCure is the exclusive worldwide licensee for all diagnostic and therapeutic applications of the gene. Gen-Probe acquired exclusive worldwide diagnostic rights to the PCA3 gene from DiagnoCure in November of 2003.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 20 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.
About DiagnoCure
DiagnoCure specializes in the development, production and commercialization of diagnostic tests for the early detection of cancers. DiagnoCure’s first product, ImmunoCytTM /uCyt+TM, is an important tool for the diagnosis and monitoring of bladder cancer. In 2003, the Company completed the development of uPM3TM, its first test for the early detection of prostate cancer, and granted an exclusive worldwide license for the use of the PCA3 technology in prostate cancer diagnosis to Gen-Probe. DiagnoCure is now exploring additional applications for the early detection of cancer of the lung and kidney. DiagnoCure is headquartered in Quebec City, Canada. For more information, go to www.diagnocure.com.

Caution Regarding Forward-Looking Statements
Any statements in this press release about Gen-Probe’s or DiagnoCure’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning new products, potential regulatory approvals and customer adoption are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the risk that new prostate cancer products, including those based on PCA3 and/or the translocations described here, will not be cleared for marketing in the timeframes we expect, if at all, (ii) the risk that development of these products will not be successful, (iii) the possibility that the market for the sale of these products may not develop as expected, (iv) we may not be able to compete effectively, (v) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, and (vi) we are dependent on third parties for the distribution of some of our products. The foregoing describes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties the companies face and a discussion of financial statements and footnotes, for Gen-Probe, see documents filed with the SEC, including Gen-Probe’s most recent annual report on Form 10-K and all subsequent periodic reports, and for DiagnoCure, see documents filed on SEDAR, including the general risks and uncertainties in the most recent Annual Information Form under the heading “Risk Factors.” We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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